Exhibit 1.1

Execution Version

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

6,000,000 Depositary Shares,

Each Representing a 1/1,000th Interest in a Share of

7.00% Resettable Fixed Rate Preference Shares

(Liquidation Preference $25,000 Per Preference Share)

UNDERWRITING AGREEMENT

July 7, 2020

WELLS FARGO SECURITIES, LLC

BOFA SECURITIES, INC.

MORGAN STANLEY & CO. LLC

UBS SECURITIES LLC

J.P. MORGAN SECURITIES LLC

As Representatives of the several

Underwriters named in Schedule 1 hereto

c/o WELLS FARGO SECURITIES, LLC

550 South Tryon Street

Charlotte, NC 28202

c/o BOFA SECURITIES, INC.

One Bryant Park

New York, NY 10036

c/o MORGAN STANLEY & CO. LLC

1585 Broadway

New York, NY 10036

c/o UBS SECURITIES LLC

1285 Avenue of the Americas

New York, NY 10019

c/o J.P. MORGAN SECURITIES LLC

383 Madison Avenue

New York, NY 10179

Dear Sirs:

1.    Introductory. Argo Group International Holdings, Ltd., a Bermuda company (the “Company”), proposes to issue and sell to the several underwriters (the “Underwriters”) named in Schedule 1 hereto for whom you are acting as representatives (the “Representatives”) 6,000,000 depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of its 7.00% Resettable Fixed Rate Preference Shares, Series A, $1.00 par value per share (the “Preference Shares”), with an initial liquidation preference of $25,000 per share (equivalent to $25 per

Depositary Share). The Preference Shares will, when issued, be deposited by the Company against delivery of depositary receipts (the “Depositary Receipts”) to be issued by American Stock Transfer & Trust Company, LLC (the “Depositary”) under a Deposit Agreement, to be dated as of July 9, 2020 (the “Deposit Agreement”), among the Company, the Depositary and the holders from time to time of the Depositary Receipts issued thereunder. The Depositary Receipts will evidence one or more Depositary Shares. The Preference Shares shall have the rights, powers and preferences set forth in the Certificate of Designation of Perpetual Non-Cumulative Preference Shares to be dated on or about July 9, 2020 (the “Certificate of Designation”). The Depositary Shares and the Preference Shares are collectively referred to herein as the “Securities.” The common shares, par value $1.00 per share, of the Company are hereinafter referred to collectively as the “Common Shares.”

The Company hereby agrees, pursuant to this underwriting agreement (the “Agreement”), with the Underwriters as follows:

2.     Representations, Warranties and Agreements of the Company.

(a)    The Company represents and warrants to, and agrees with, the several Underwriters that:

(i)    A registration statement (No. 333-227478) relating to the Securities, including a prospectus (the “initial registration statement”), has been filed with the Securities and Exchange Commission (the “Commission”) and has become effective under the Securities Act of 1933, as amended (the “Act”). For purposes of this Agreement, “Effective Time” with respect to the initial registration statement means (A) if the Company has advised the Representatives that it does not propose to amend such initial registration statement, the date and time as of which such initial registration statement, or the most recent post-effective amendment thereto (if any) filed prior to the execution and delivery of this Agreement, became effective, or (B) if the Company has advised the Representatives that it proposes to file an amendment or post-effective amendment to such initial registration statement, the date and time as of which such initial registration statement, as amended by such amendment or post-effective amendment, as the case may be, becomes effective. “Effective Date” with respect to the initial registration statement means the date of the Effective Time thereof. The initial registration statement, as amended at its Effective Time, including all material incorporated by reference therein pursuant to the General Instructions of the Form on which it is filed, is hereinafter referred to as the “Initial Registration Statement.”

“Registration Statement” as of any time means the Initial Registration Statement and any post-effective amendment in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and any prospectus deemed or retroactively deemed to be a part thereof that has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the time of the first contract of sale for the Securities, which time shall be considered the “effective time” of the Registration Statement. For purposes of this definition, information contained in a form of prospectus or prospectus supplement that is deemed retroactively to be a part of the Registration Statement pursuant to Rule 430B (“Rule 430B”) under the Act shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

“Statutory Prospectus” as of any time means the prospectus relating to the Securities included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and any basic prospectus deemed to be a part thereof that has not been superseded or modified. For purposes of this definition, information contained in a form of prospectus (including a prospectus supplement) that is deemed retroactively to be a part of the Registration Statement pursuant to Rule 430B shall be considered to be included in the Statutory Prospectus as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) (“Rule 424(b)”) under the Act.

“Prospectus” means the Statutory Prospectus that discloses the public offering price and other final terms of the Securities and otherwise satisfies Section 10(a) of the Act.

“Applicable Time” means 2.45 P.M. (New York City time) on the date of this Agreement.

(ii)    On the Effective Date of the Initial Registration Statement, the Initial Registration Statement conformed in all material respects to the requirements of the Act and the rules and regulations of the Commission (“Rules and Regulations”), and did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. On the date of this Agreement, the Initial Registration Statement, and at the time of filing of the Prospectus pursuant to Rule 424(b) and as of the Closing Date (as defined below), each Registration Statement and the Prospectus will conform, in all material respects to the requirements of the Act and the Rules and Regulations, and neither of such documents includes, or will include, any untrue statement of a material fact or omits, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The four preceding sentences do not apply to statements in or omissions from a Registration Statement or the Prospectus based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(iii)    Other than the Registration Statement, the Statutory Prospectus and the Prospectus, the Company (including its agents and representatives, other than the Underwriters in their capacity as such) has not made, used, prepared, authorized, approved or referred to and will not make, prepare, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Depositary Shares (each such communication by the Company or its agents and representatives (an “Issuer Free Writing Prospectus”)) other than the Final Term Sheet (as hereinafter defined) or any other free writing prospectus (as defined in Rule 405) relating to the Securities that is approved by the Representatives and identified in Schedule 3 hereto.

(iv)    As of the Applicable Time, the Statutory Prospectus and the information on Schedule 2 hereto, all considered together (collectively, the “General Disclosure Package”), did not include any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any prospectus included in the Registration Statement in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(v)    [Intentionally Omitted]

(vi)    Since the respective dates as of which information is given in any Registration Statement, the General Disclosure Package and the Prospectus, there has not been any material adverse change in the capital stock, the capital or surplus or long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, otherwise than as set forth or contemplated in the General Disclosure Package and the Prospectus.

(vii)    The Company and each of Argo Re Ltd., Argo Group US, Inc., Colony Insurance Company, Peleus Insurance Company, Argonaut Insurance Company and Rockwood Casualty Insurance Company (collectively, the “Designated Subsidiaries”) have good and marketable title to all real property owned by them that is material to their business; all of the leases, subleases and licenses under which the Company or any of its Designated Subsidiaries holds real properties described in the General Disclosure Package and the Prospectus are in full force and effect, and neither the Company nor any Designated Subsidiary has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any Designated Subsidiary under any of the leases, subleases or licenses mentioned above, or affecting or questioning the rights of the Company or such Designated Subsidiary to the continued possession of the leased, subleased or licensed premises under any such lease or sublease, except where the failure to have such leases in full force and effect or the failure to have any such notice of any such claim would not, individually or in the aggregate, result in a material adverse change in the condition, financial or otherwise, or in the earnings, results of operations, business affairs, shareholders’ equity or business prospects of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(viii)    The Company has been duly incorporated and is validly existing as an exempted company in good standing under the laws of Bermuda, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package and the Prospectus, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to so qualify would not result in a

Material Adverse Effect; each of the Designated Subsidiaries has been duly organized or incorporated and is validly existing as a company or corporation in good standing under the laws of its jurisdiction of organization or incorporation, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package and the Prospectus, and has been duly qualified as a foreign company or corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to so qualify would not result in a Material Adverse Effect; and none of the Company’s subsidiaries, other than the Designated Subsidiaries, is a “significant subsidiary” of the Company as that term is defined in Rule 1-02(w) of Regulation S-X of the Rules and Regulations.

(ix)    The Company has an authorized capitalization as set forth in the General Disclosure Package and the Prospectus, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and conform to the description of share capital contained in the General Disclosure Package and the Prospectus; the Certificate of Designation has been duly and validly authorized by the Company; the Preference Shares to be issued and delivered by the Company to the Depositary have been duly and validly authorized and, when issued and delivered as provided in the Deposit Agreement, will be duly and validly issued and fully paid and non-assessable and have the rights set forth in the Certificate of Designation and will conform to the description of the Preference Shares contained in the General Disclosure Package and the Prospectus; upon deposit of the Preference Shares underlying the Depositary Shares with the Depositary pursuant to the Deposit Agreement and the due execution by the Depositary of the Deposit Agreement and the Depositary Receipts in accordance with the Deposit Agreement and delivery against payment therefor as provided herein, the Depositary Shares will be duly and validly issued and holders of the Depositary Receipts will have the rights set forth in the Depositary Receipts and the Deposit Agreement and the Depositary Shares will conform to the description of the Depositary Shares contained in the General Disclosure Package and the Prospectus; all of the currently issued and outstanding shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and, except as set forth in the General Disclosure Package and the Prospectus, are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims; and the holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights which have not been complied with.

(x)    This Agreement has been duly authorized, executed and delivered by the Company.

(xi)    The Deposit Agreement has been duly authorized by the Company and on the Closing Date will be duly executed and delivered by the Company, and, when duly executed and delivered in accordance with its terms by the Depositary, will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(xii)    There are no currency exchange control laws or withholding taxes, in each case of Bermuda or the United Kingdom (or any political subdivision or taxing authority thereof), that would be applicable to the payment of any amounts (A) under the Securities by the Company (other than as may apply to residents of Bermuda for Bermuda exchange control purposes) or (B) by any of the Company’s subsidiaries to the Company; the Bermuda Monetary Authority (the “BMA”) has designated the Company and Argo Re, Ltd. (“Argo Re”) as non-resident for exchange control purposes and has granted the Company permission for the issue and free transferability of the Securities pursuant to the Registration Statement, to and among persons who are non-residents of Bermuda for exchange control purposes (including permission for the issue and free transferability of up to 20% of the Securities to and among persons who are residents of Bermuda for exchange control purposes); such permission has not been revoked and is in full force and effect, and the Company has no knowledge of any proceedings planned or threatened for the revocation of such permission; the Company and Argo Re are “exempted companies” under Bermuda law and have not (V) acquired and do not hold any land for their respective business in Bermuda, other than that held by way of lease or tenancy for terms of not more than 50 years, without the express authorization of the Bermuda Minister of Finance, (W) acquired and do not hold land by way of lease or tenancy for terms of not more than 21 years in order to provide accommodation or recreational facilities for their officers and employees, without the express authority of the Bermuda Minister of Finance, (X) taken mortgages on land in Bermuda to secure an amount in excess of $50,000, without the consent of the Bermuda Minister of Finance, (Y) acquired any bonds or debentures secured by any land in Bermuda, except bonds or debentures issued by the government of Bermuda or a public authority of Bermuda, or (Z) conducted their business in a manner that is prohibited for “exempted companies” under Bermuda law; neither the Company nor Argo Re has received notification from the BMA or any other Bermuda governmental authority of proceedings relating to the modification or revocation of its designation as non-resident for exchange control purposes, its status as an “exempted company” or permission to the Company to issue and transfer the Preference Shares.

(xiii)    The execution, delivery and performance of this Agreement, the Deposit Agreement and the Certificate of Designation and the consummation of the transactions herein and therein contemplated and the fulfillment of the terms hereof and thereof (including, without limitation, the issuance and sale of the Securities to the Underwriters) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (A) the certificate of incorporation, memorandum of association, articles of association, bye-laws, by-laws or other similar organizational document, as amended (any such document, a “Constitutional Document”), as the case may be, of the Company or any of its subsidiaries, (B) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, or (C) any statute or any order, rule or regulation of any court or governmental agency or body, any stock exchange authority or any other regulatory authority (hereinafter referred to as a “Governmental Agency”) having jurisdiction over the Company or any of its subsidiaries or any of their properties, except, in the case of clauses (B) and (C), as would not, individually or in the aggregate, result in a Material Adverse Effect or have a material adverse effect on the transactions contemplated hereby.

(xiv)    No consent, approval, authorization, order, registration or qualification of or with any Governmental Agency (hereinafter referred to as the “Governmental Authorizations”) is required for the sale and issuance of the Securities or the consummation by the Company of the transactions contemplated hereby, except (A) the registration of the Securities under the Act, (B) such Governmental Authorizations as have been duly obtained and are in full force and effect and copies of which have been furnished to the Representatives, (C) such Governmental Authorizations as may be required under state securities laws, Blue Sky laws, insurance securities laws or any laws of jurisdictions outside the United States in connection with the purchase and distribution of the Securities by or for the respective accounts of the Underwriters, (D) such consents, approvals or authorizations required by the New York Stock Exchange (the “NYSE”) in connection with the listing of the Securities, (E) the filing of the Prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law and (F) such consents, approvals, authorizations, registrations or qualifications as may be required and have been obtained from the BMA.

(xv)    Neither the Company nor any of the Designated Subsidiaries is (A) in violation of any of its Constitutional Documents or (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement, or instrument to which it is a party or by which it or any of its properties may be bound, except, in the case of clause (B), for any such defaults or violations that would not, individually or in the aggregate, result in a Material Adverse Effect or as otherwise waived or consented to by the parties or shareholders to which the Company or the Designated Subsidiaries owes any obligations under such agreements or documents.

(xvi)    No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of any Underwriter to Bermuda or any political subdivision or taxing authority thereof or therein in connection with (A) the sale and delivery of the Securities to or for the respective accounts of the Underwriters or (B) the sale and delivery outside Bermuda by the Underwriters of the Securities to the initial purchasers thereof.

(xvii)    Except as disclosed in the General Disclosure Package and the Prospectus, the Company has no knowledge of any threatened or pending downgrading of the current rating accorded the debt securities or preferred shares of the Company or the financial strength or claims-paying ability of the Company or any of the Designated Subsidiaries by A.M. Best Company, Inc. (“A.M. Best”), Standard & Poor’s Ratings Services, a division of S&P Global Inc. (“S&P”), or Moody’s Investors Services, Inc. (“Moody’s” and, collectively with A.M. Best and S&P, the “Ratings Agencies” and, individually, a “Rating Agency”). To the best of the Company’s knowledge, the Ratings Agencies are the only “nationally recognized statistical rating organizations,” as that term is defined in Section 3(a)(62) of the Exchange Act, which currently rate the debt securities or preferred shares of the Company or the financial strength or claims-paying ability of the Company or any of the Designated Subsidiaries. To the best of the Company’s knowledge, none of the Ratings Agencies and no other nationally recognized statistical rating organization currently rates any other securities of the Company or any securities of its subsidiaries.

(xviii)    Except as disclosed in the General Disclosure Package and the Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would, individually or in the aggregate, result in a Material Adverse Effect; and, to the Company’s knowledge, no such proceedings are threatened or pending.

(xix)    The Company is not and, after giving effect to the offering and sale of the Securities and the application of the net proceeds from such sale as described in the General Disclosure Package and the Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

(xx)    Each of the Designated Subsidiaries that is an insurance brokerage company, insurer or reinsurer, as the case may be, is duly licensed under the insurance laws and the rules, regulations and interpretations of the insurance regulatory authorities thereunder (collectively, “Insurance Laws”) of each jurisdiction in which the conduct of its existing business as described in the General Disclosure Package and the Prospectus requires such licensing, except for such jurisdictions in which the failure to be so licensed would not, individually or in the aggregate, result in a Material Adverse Effect; each of the Company and the Designated Subsidiaries has made all required filings under applicable holding company statutes or other Insurance Laws in each jurisdiction where such filings are required, except for such jurisdictions in which the failure to make such filings would not, individually or in the aggregate, result in a Material Adverse Effect; except as described in the General Disclosure Package and the Prospectus, each of the Company and the Designated Subsidiaries has all other necessary authorizations, approvals, orders, consents, certificates, licenses, permits, registrations and qualifications of and from all insurance regulatory authorities necessary to conduct their respective existing businesses as described in the General Disclosure Package and the Prospectus and all of the foregoing are in full force and effect, except where the failure to have such authorizations, approvals, orders, consents, certificates, permits, registrations or qualifications or their failure to be in full force and effect would not, individually or in the aggregate, result in a Material Adverse Effect; none of the Company or the Designated Subsidiaries has received any notification from any insurance regulatory authority or other governmental authority in the United States, Bermuda, the United Kingdom or elsewhere to the effect that any additional authorization, approval, order, consent, certificate, permit, registration or qualification is needed to be obtained by either the Company or the Designated Subsidiaries to conduct its existing business as described in the General Disclosure Package and the Prospectus, except for any such notification received where the failure to obtain such additional authorization, approval, order, consent, certificate, permit, registration or qualification would not, individually or in the aggregate, result in a Material Adverse Effect; and except as otherwise described in the General Disclosure Package and the Prospectus, no insurance regulatory authority has issued any order or decree impairing, restricting or prohibiting the payment of dividends by the Company or any of the Designated Subsidiaries.

(xxi)    Each of the Company and the Designated Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) assets as recorded are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(xxii)    Each of the Company and the Designated Subsidiaries has filed all statutory financial returns, reports, documents and other information required to be filed pursuant to the applicable Insurance Laws of the United States and the various states thereof, Bermuda, the United Kingdom and each other jurisdiction applicable thereto, except where the failure, individually or in the aggregate, to file such return, report, document or information would not result in a Material Adverse Effect; and each of the Company and the Designated Subsidiaries maintains its books and records in accordance with, and is otherwise in compliance with, the applicable Insurance Laws of the United States and the various states thereof, Bermuda, the United Kingdom, Ireland and each other jurisdiction applicable thereto, except where the failure to so maintain its books and records or be in compliance would not, individually or in the aggregate, result in a Material Adverse Effect.

(xxiii)    Any tax returns required to be filed by the Company or any of its subsidiaries, in any jurisdiction have been accurately prepared and timely filed, except where valid extensions have been obtained, and any taxes, including any withholding taxes, excise taxes, franchise taxes and similar fees, sales taxes, use taxes, penalties and interest, assessments and fees and other charges due or claimed to be due from such entities have been paid, other than any of those being contested in good faith and for which adequate reserves have been provided or any of those currently payable without penalty or interest, in any case, (1) except to the extent that the failure to so file or pay would not result in a Material Adverse Effect and (2) other than those tax returns that would be required to be filed or taxes that would be payable by the Company or any of its subsidiaries if (a) any of them was characterized as a “personal holding company” as defined in Section 542 of the Internal Revenue Code of 1986, as amended (the “Code”), (b) any of them other than PXRE Capital Statutory Trust II, PXRE Capital Statutory Trust VI, Affinibox, Inc., ArgoGlobal Insurance Services, Inc., Argonaut Group Statutory Trust, Argonaut Group Statutory Trust III, Argonaut Group Statutory Trust IV, Argonaut Group Statutory Trust V, Argonaut Group Statutory Trust VI, Argonaut Group Statutory Trust VII, Argonaut Group Statutory Trust VIII, Argonaut Group Statutory Trust IX, Argonaut Group Statutory Trust X, Argonaut Management Services, Inc., ARIS Title Insurance Corporation, Trident Insurance Services, LLC, Alteris Insurance Services, Inc., Alteris, Inc., Argonaut Insurance Company, AGI Properties, Inc., Insight Insurance Services, Inc., Argonaut-Midwest Insurance Company, Argonaut Great Central Insurance Company, Grocers Insurance Agency, Inc., Central Insurance Management, Inc., Colony Insurance Company, Peleus Insurance Company, Colony Specialty Insurance Company, Rockwood Casualty Insurance Company, Somerset Casualty Insurance Company and Argo Group US, Inc. (collectively, the “U.S. Subsidiaries”), was characterized as engaged in a U.S. trade or business, and (c)

any of them other than Argo Direct Ltd, Argo Managing Agency Ltd, Argo Management Services Ltd, Argo (Zeta) Ltd, Argo (Epsilon) Ltd, Argo (Delta) Ltd, Argo (Chi) Ltd, Argo (Alpha) Ltd, Argo (No 617), Ltd, Argo (No 604), Ltd, Argo (No 616), Ltd, Argo (No 607), Ltd, Argo (No 703), Ltd, Argo (No 704), Ltd, Argo Underwriting Agency Ltd, Affinibox Holdings, Ltd., Argo International Holdings Ltd., Ariel Corporate Member Limited, Ariel Re Property & Casualty (collectively, the “U.K. Subsidiaries”) was characterized as resident, managed and controlled or carrying on a trade through a branch or agency in the United Kingdom; no deficiency assessment with respect to a proposed adjustment of the Company’s or any of its subsidiaries’ taxes is pending or, to the best of the Company’s knowledge, threatened, and there is no tax lien, whether imposed by any federal, state, or other taxing authority, outstanding against the assets, properties or business of the Company or any of its subsidiaries, in either case, which would have a Material Adverse Effect.

(xxiv)    Each of the Company and Argo Re have received from the Bermuda Minister of Finance an assurance under the Exempted Undertakings Tax Protection Act 1966, as amended, of Bermuda that in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to the Company and Argo Re or to any of their operations or their shares, debentures or other obligations, until 2035, and the Company has not received any notification to the effect (and is not otherwise aware) that such assurance may be revoked or otherwise not honored by the Bermuda government.

(xxv)    Neither the Company nor any of its subsidiaries is, or upon the sale of the Securities contemplated hereby should be, except for the U.K. Subsidiaries, characterized as resident or carrying on a trade through a permanent establishment in the United Kingdom.

(xxvi)    Except for the U.S. Subsidiaries, Argo (No 604) Ltd., Argo (No 703) Ltd., Argo (Alpha) Ltd., Argo (Chi) Ltd., Argo (Delta) Ltd., Argo (Zeta) Ltd., and Ariel Corporate Member Limited, neither the Company nor any of its subsidiaries currently is, or upon the sale of the Securities contemplated hereby will be, considered to be engaged in a trade or business within the United States for purposes of Section 864(b) of the Code. The Company does not believe it constitutes a “passive foreign investment company” as defined in Section 1297 of the Code. The Company expects that the “related person insurance income” (as defined in Section 953 of the Code) of each Designated Subsidiary that is a non-U.S. insurance company will not equal or exceed 20% of each such company’s gross insurance income for any taxable year in the foreseeable future.

(xxvii)     The audited consolidated financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, together with the related schedules and notes, present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, shareholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the

Prospectus, said consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved; the supporting schedules included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly, in all material respects, in accordance with U.S. GAAP, the information required to be stated therein; and the selected financial data and the summary financial information included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly, in all material respects, the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included or incorporated by reference in the Registration Statement.

(xxviii)    Ernst & Young LLP, who has audited certain financial statements of the Company and its subsidiaries, is an independent public accountant as required by the Act and the Rules and Regulations.

(xxix)     The Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and files reports with the Commission on the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. Any documents filed with or furnished to the Commission under the Exchange Act, when they were or are filed with or furnished to the Commission, (A) conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder and (B) did not or will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(xxx)    The Company maintains, on behalf of itself and its subsidiaries, a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. The Company’s internal control over financial reporting was effective as of March 31, 2020 and the Company is not aware of any material weaknesses in its internal control over financial reporting as currently maintained.

(xxxi)    The Company maintains, on behalf of itself and its subsidiaries, disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries, is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and as of March 31, 2020 such disclosure controls and procedures were effective.

(xxxii)    The Company and, to the knowledge of the Company, the Company’s directors and officers, in their capacities as such, are in compliance with the currently applicable provisions of the Sarbanes-Oxley Act of 2002.

(xxxiii)    The Company is not aware of any existing labor disputes by any of its employees that would reasonably be expected to have a Material Adverse Effect;

(xxxiv)    Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation or a sanction for violation by such persons of the Foreign Corrupt Practices Act of 1977, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or the U.K. Bribery Act 2010, each as may be amended, or similar anti-corruption law of any other relevant jurisdiction in which the Company or any of its subsidiaries conducts business, or the rules or regulations thereunder; and the Company and its subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance therewith. No part of the proceeds of the offering will be used, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder.

(xxxv)    The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with all applicable financial recordkeeping and reporting requirements and money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

None of the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries (i) is, or is controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject of any sanctions administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, a member state of the European Union (including sanctions administered or enforced by Her Majesty’s Treasury of the United Kingdom) or other relevant sanctions authority (collectively, “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”), (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject or target of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”) or (iii) will, directly or indirectly, use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity in any manner that would result in a violation of any Sanctions by any individual or entity (including any individual or entity participating in the offering, whether as underwriter, advisor, investor or otherwise). Neither the Company nor any of its subsidiaries has engaged in any dealings or transactions prohibited by Sanctions, in the preceding five years, nor does the Company or any of its subsidiaries have any plans to engage in dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country in violation with applicable sanctions laws.

(xxxvi)     On the Closing Date (A) the Company shall have applied for the Preference Shares to be listed on the NYSE and (B) the Preference Shares shall have been registered pursuant to Section 12 of the Exchange Act.

(xxxvii)     The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the General Disclosure Package and the Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(xxxviii)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all respects as required in connection with the operation of the business of the Company and its subsidiaries as currently conducted, free and clear of all bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and its subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

3.     Purchase, Sale and Delivery of Securities.

(a)    On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company agrees to sell to the Underwriters, and the Underwriters agree, severally and not jointly, to purchase the Depositary Shares in the respective number of Depositary Shares set forth opposite such Underwriter’s name in Schedule 1 hereto, at a purchase price of $24.2125 per share, except for Depositary Shares sold by the Underwriters to institutional investors as agreed by the Company and the Underwriters, for which the purchase price shall be $24.50 per share.

(b)    [Intentionally Omitted]

(c)    The Depositary Shares to be purchased by the Underwriters hereunder will be represented by one or more global certificates in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”). Such global certificate or certificates representing the Depositary Shares shall be in such denomination or denominations and registered in such name or names as the Underwriters request upon notice to the Company at least 36 hours prior to the Closing Date, and shall be delivered by or on behalf of the Company to the Underwriters, against payment by or on behalf of the Underwriters of the purchase price therefor by wire transfer (same day funds), to such account or accounts as the Company shall specify prior to the Closing Date, or by such means as the parties hereto shall agree prior to the Closing Date. Such delivery of and payment for the Depositary Shares shall be made at the offices of Willkie Farr & Gallagher LLP, 787 7th Avenue, New York, New York at 10:00 A.M., New York time, on July 9, 2020 or at such other place, time or date as the Representatives, on the one hand, and the Company, on the other hand, may agree upon, such time and date of delivery against payment being herein referred to as the “Closing Date.” The Company will make such global certificate or certificates representing the Depositary Shares available for checking by the Underwriters upon reasonable request at such place or via such channels as the Representatives may designate, at least 24 hours prior to the Closing Date.

(d)    The Company hereby confirms its engagement of Morgan Stanley & Co. LLC (“Morgan Stanley”), and Morgan Stanley hereby confirms its agreement with the Company to render services as a “qualified independent underwriter” within the meaning of Rule 5121 of FINRA with respect to the offering and sale of the Securities. Morgan Stanley in its capacity as a qualified independent underwriter, and not otherwise, is referred to herein as the “QIU.” No compensation will be paid to the QIU for its services as such, other than payment of costs and expenses as set forth in Section 5(a)(xiv) of this Agreement.

4.    Offering by Underwriters. It is understood that the several Underwriters propose to offer the Securities for sale to the public as set forth in the Prospectus.

5.     Certain Agreements of the Company and the Underwriters.

(a)    The Company agrees with the Underwriters:

(i)    The Company has filed or will file each Statutory Prospectus pursuant to and in accordance with Rule 424(b) under the Act not later than the second business day following the earlier of the date it is first used or the date of this Agreement. The Company has complied and will comply with Rule 433.

(ii)    The Company will prepare and file the Prospectus pursuant to and in accordance with Rule 424(b) under the Act not later than the second business day following the date of this Agreement.

(iii)    The Company will prepare a final term sheet (the “Final Term Sheet”) reflecting the final terms of the Securities, in form and substance satisfactory to the Representatives, and shall file such Final Term Sheet as an Issuer Free Writing Prospectus pursuant to Rule 433 prior to the close of business two business days after the date hereof; provided that the Company shall provide the Representatives with copies of any such Final Term Sheet a reasonable amount of time prior to such proposed filing and will not use or file any such document to which the Representatives or counsel to the Underwriters shall reasonably object.

(iv)    The Company will advise the Representatives promptly of any proposal to amend or supplement the Initial Registration Statement as filed or the related prospectus or any Statutory Prospectus (other than any amendment or supplement by virtue of filing or amending a document incorporated by reference therein) and will not effect any such amendment or supplementation that shall be disapproved by the Representatives promptly after reasonable notice thereof; provided, however, that the Company shall not be prevented from filing any amendment or supplement that its counsel has concluded is required by law. The Company will also advise the Representatives promptly of the effectiveness of each Registration Statement (if its Effective Time is subsequent to the execution and delivery of this Agreement), of any amendment or supplementation of a Registration Statement or any Statutory Prospectus (other than any amendment or supplement by virtue of filing or amending a document incorporated by reference therein), of the institution by the Commission of any stop order in respect of a Registration Statement, of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose or of any request by the Commission for the amending or supplementing of a Registration Statement or for additional information. In the event of the issuance of any such stop order or any order suspending any such qualification, the Company will promptly use its reasonable best efforts to obtain the withdrawal of such order.

(v)    If, at any time when a prospectus relating to the Securities is (or but for the exemption in Rule 172 under the Act would be required to be) delivered under the Act in connection with sales by any Underwriter or dealer, and if the Underwriters have notified the Company that the delivery of the Prospectus is required after the Closing Date, any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend any Statutory Prospectus or the Prospectus to comply with the Act, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission (subject to the first sentence of Section 5(a)(iv) above), at its own expense, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6.

(vi)    If immediately prior to the third anniversary (the “Renewal Deadline”) of the initial effective date of the Registration Statement, any of the Securities remain unsold by the Underwriters, upon notice from the Representatives to the Company reasonably in advance of the Renewal Deadline, the Company will, prior to the Renewal Deadline, if it has not already done so, file a new shelf registration statement relating to the Securities, in a form satisfactory to the Representatives, and will use its best efforts to cause such registration statement to be declared effective within 180 days after the Renewal Deadline. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Securities to continue as contemplated in the Prospectus. References herein to the Registration Statement shall include such new shelf registration statement.

(vii)    The Company will make generally available to its security holders as soon as practicable, but in any event not later than sixteen months after the effective date of the Registration Statement (as defined in Rule 158(c)), an earnings statement of the Company and its subsidiaries (which need not be audited) covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of complying with Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder (including at the option of the Company, Rule 158).

(viii)    The Company will furnish to the Representatives copies of each Registration Statement (one of which will be signed), each related preliminary prospectus, and, so long as a prospectus relating to the Securities is (or but for the exemption in Rule 172 under the Act would be required to be) delivered under the Act in connection with sales by any Underwriter or dealer, the Prospectus and all amendments and supplements to such documents, in each case in such quantities as the Representatives reasonably request. The Prospectus shall be so furnished on or prior to 10:00 A.M., New York City time, no later than the second business day following the delivery of this Agreement. All other such documents shall be so furnished as soon as available.

(ix)    The Company will arrange for the qualification of the Securities for sale under the laws of such jurisdictions as the Representatives reasonably designate and will continue such qualifications in effect so long as required for the distribution; provided, however, that, in connection therewith, the Company shall not be required to qualify as a foreign company or corporation or as a dealer in securities in any jurisdiction in which it is not so qualified, or to file a general consent to service of process in any jurisdiction, or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(x)    The Company will use its commercially reasonable efforts to complete the listing of the Depositary Shares on the NYSE no later than the 30th date succeeding the Closing Date.

(xi)    The Company will use its commercially reasonable efforts to permit the Depositary Shares to be eligible for “book-entry” transfer through the facilities of DTC.

(xii)    For the period specified below (the “Lock-Up Period”), the Company will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any series of preference shares or depositary shares or securities convertible into or exchangeable or exercisable for any preference shares or depositary shares of the Company, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the Representatives. The initial Lock-Up Period will commence on the date hereof and will continue and include the date 30 days after the date hereof or such earlier date that the Representatives consent to in writing. Notwithstanding the foregoing, the Company may issue, in an underwritten offering, preference shares or depositary shares or securities convertible into or exercisable or exchangeable for preference shares or depositary shares to raise funds as a result of a large loss event impacting the Company’s reinsurance or insurance portfolio or where, in the good faith judgment of the Company’s management, such additional funds are necessary to maintain the Company’s existing ratings or ratings outlook.

(xiii)    The Company shall apply the net proceeds of its sale of the Securities as set forth in the Registration Statement, General Disclosure Package and the Prospectus.

(xiv)    The Company agrees to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including (A) (x) the fees and disbursements of the Company’s counsel and the Company’s accountants and (y) the fees of Underwriters’ counsel in such amount as separately agreed by the Company and Wells Fargo Securities, LLC, in each case, in connection with the registration of the Securities under the Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any Statutory Prospectus, the Prospectus and amendments and supplements to any of the foregoing, including the costs of printing and distributing copies of all such documents to the Underwriters and dealers, in the quantities specified herein, (B) any filing fees and other expenses (including the reasonable fees and disbursements of counsel) incurred in connection with qualification of the Securities for sale under the laws of such jurisdictions as the Representatives designate, in agreement with the Company, and the printing of memoranda relating thereto, (C) any filing fee incident to the review by the Financial Industry Regulatory Authority, Inc. of the Securities (including the reasonable fees and disbursements of counsel not to exceed $50,000), (D) any fees payable in connection with the rating of the Securities, (E) all expenses and fees in connection with the application for listing of the Depositary Shares on the NYSE, (F) any costs and charges of any transfer agent, registrar or depositary, including the Depositary (including the fees and disbursements of any such person’s counsel), (G) any travel expenses of the Company’s officers and employees and any other expenses of the Company in connection with attending or hosting meetings with prospective purchasers of the Securities, including the cost of any aircraft chartered in connection with attending or hosting such meetings and (H) the costs and expenses of the QIU solely in its capacity as the QIU.

(b)    The Underwriters, severally but not jointly, agree with the Company that except as provided in this Section, Section 10 and the provisions with respect to indemnity and contribution, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, any taxes payable on resale of any of the Securities by them and any advertising expenses connected with any offers they may make.

6.    Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Representatives, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 under the Act, other than the Final Term Sheet or any other free writing prospectus (as defined in Rule 405) relating to the Securities that is approved by the Representatives and identified in Schedule 3 hereto. The Company has complied and will comply with the requirements of Rule 433 applicable to any Issuer Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.

7.    Conditions of the Obligations of the Underwriters. The several obligations of the Underwriters to purchase and pay for the Securities on the Closing Date will be subject to the accuracy of the representations and warranties on the part of the Company herein as of the Applicable Time and as of the Closing Date to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a)    On the date of the Prospectus (prior to the execution of this Agreement), on the effective date of any additional registration or any post-effective amendment to any Registration Statement, in each case, that is filed subsequent to the date of this Agreement, and on the Closing Date (at 9:30 A.M., New York City time, on such date), Ernst & Young LLP shall have furnished to the Representatives a letter or letters, dated the respective date of delivery thereof, in form and substance satisfactory to the Representatives.

(b)    The Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) of this Agreement. Prior to the Closing Date, no stop order suspending the effectiveness of a Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to the Underwriters’ reasonable satisfaction.

(c)    Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company or its subsidiaries which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Securities; (ii) any downgrading in the rating of any debt securities, preferred shares, financial strength or claims paying ability of the Company or any of the Designated Subsidiaries by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred shares of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S., U.K., Bermudian or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of the Representatives, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Securities, whether in the primary market or in respect of dealings in the secondary market; (iv)

any material suspension or material limitation of trading in securities generally on the NYSE, or any setting of minimum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by United States federal, New York, U.K. or Bermudian authorities; (vii) a change or development involving a prospective change in Bermuda taxation materially and adversely affecting the Company, the Preference Shares or transfers thereof; (viii) any major disruption of settlements of securities or clearance services in the United States, United Kingdom or Bermuda; or (ix) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, the United Kingdom or Bermuda, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Securities.

(d)    The Representatives shall have received an opinion, dated the Closing Date, of Sidley Austin LLP, United States counsel for the Company in the form of Annex I hereto.

(e)    The Representatives shall have received an opinion, dated the Closing Date, of Appleby (Bermuda) Limited, Bermuda counsel for the Company in the form of Annex II hereto.

(f)    [Intentionally Omitted]

(g)    The Representatives shall have received from Willkie Farr & Gallagher LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to the Registration Statement, the Prospectus and other related matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(h)    The Representatives shall have received a certificate or certificates, dated the applicable Closing Date, of any two of the Chief Executive Officer, the Chief Financial Officer or the General Counsel of the Company in which such officers, to the best of their knowledge after reasonable investigation, shall state that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; no stop order suspending the effectiveness of any Registration Statement has been issued and no proceedings for that purpose have been instituted or are contemplated by the Commission; and, subsequent to the date of the most recent financial statements in the General Disclosure Package and the Prospectus, there has been no material adverse change, or any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries, taken as a whole, except as set forth in the General Disclosure Package and the Prospectus or as described in such certificate.

(i)    On the date of the Prospectus (prior to the execution of this Agreement), on the effective date of any additional registration or any post-effective amendment to any Registration Statement, in each case, that is filed subsequent to the date of this Agreement, and on the Closing Date (at 9:30 A.M., New York City time, on such date), the Chief Financial Officer of the Company shall have furnished to the Representatives a certificate or certificates, dated the respective date of delivery thereof, with respect to certain financial data contained in the Registration Statement, the General Disclosure Package and the Prospectus, providing “management comfort” with respect to such information, in form and substance reasonably satisfactory to the Representatives.

(j)    The Company shall have provided the Representatives with copies of such additional opinions, certificates, letters and documents as the Representatives reasonably request.

(k)    On the Closing Date, the Securities shall be rated at least “BB (negative)” by S&P and S&P shall have delivered to the Representatives a letter, or other evidence satisfactory to the Representatives, confirming that the Securities have such rating.

(l)    At the Closing Date, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities, as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained.

(m)    If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to the Company at any time at or prior to the Closing Date and such termination shall be without liability of any party to any other party except as provided in Section 5(a)(xiv) and except that Sections 2, 8, 10, 11 and 19 shall survive any such termination and remain in full force and effect. The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder.

8.     Indemnification and Contribution.

(a)    The Company will indemnify and hold harmless each Underwriter, its directors, officers, employees, affiliates, agents and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act, against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, each Statutory Prospectus, the Prospectus, any Issuer Free Writing Prospectus or any amendment or supplement thereto, or any related preliminary prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.

(b)    Each Underwriter will severally but not jointly indemnify and hold harmless the Company, its directors, officers, employees and affiliates and each person, if any, who controls the Company within the meaning of Section 15 of the Act, against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, each Statutory Prospectus, the Prospectus, any Issuer Free Writing Prospectus or any amendment or supplement thereto, or any related preliminary prospectus, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use in the Registration Statement, each Statutory Prospectus, the Prospectus, any Issuer Free Writing Prospectus or amendment or supplement thereto or any related preliminary prospectus, and will reimburse any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Prospectus furnished on behalf of each Underwriter: the information contained in (i) the first paragraph under the caption “Underwriting (Conflicts of Interest) – Commissions and Expenses,” (ii) the third and fourth sentences under the caption “Underwriting (Conflicts of Interest) – Listing and Trading,” (iii) the first paragraph under the caption “Underwriting (Conflicts of Interest) – Stabilization and Short Positions,” (iv) the first paragraph under the caption “Underwriting (Conflicts of Interest) – Other Relationships,” and (v) the second paragraph under “Underwriting (Conflicts of Interest) – Selling Restrictions.”

(c)    In addition to and without limitation of the Company’s obligation to indemnify Morgan Stanley as an Underwriter, the Company also agrees to indemnify and hold harmless the QIU, its affiliates, officers, directors, employees and agents, and each person, if any, who controls the QIU within the meaning of Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934, as amended, from and against any and all loss, liability, claim, damage and expense whatsoever, as incurred, incurred as a result of the QIU’s participation as a “qualified independent underwriter” within the meaning of Rule 5121 of FINRA in connection with the offering of the Securities.

(d)    Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section, as the case may be, for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonably incurred fees, costs and expenses of such separate counsel if (i) the use of counsel (including local counsel) chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party. No indemnifying party shall be liable for any settlement of any proceeding without its prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested that an indemnifying party reimburse the indemnified party for fees and expenses of counsel as contemplated by this paragraph, the indemnifying party shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the indemnifying party of such request and (ii) the indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

(e)    If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters or Morgan Stanley in its capacity as the QIU, as the case may be, on the other hand, from the offering of the Depositary Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Underwriters or Morgan Stanley in its capacity as the QIU, as the case may be, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Underwriters or Morgan Stanley in its capacity as the QIU, as the case may be, on the other hand, shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The Company and the Underwriters agree that Morgan Stanley will not receive any additional benefits hereunder for serving as the QIU in connection with the offering and sale of the Securities. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or the Underwriters or Morgan Stanley in its capacity as the QIU, as the case may be, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contributions pursuant to this subsection (d) were to be determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Depositary Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(f)    The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Act; and the obligations of the Underwriters under this Section shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company, to each officer of the Company who has signed a Registration Statement and to each person, if any, who controls the Company within the meaning of the Act.

(g)    All payments to be made by the Company hereunder shall be made without collection, withholding or deduction for or on account of any present or future taxes, duties or governmental charges whatsoever unless the Company is required by law to deduct or withhold such taxes, duties or charges. In that event, the Company shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made; provided that such additional amounts shall not be payable in the event that taxes are imposed on the net income of any Underwriter.

9.    Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Depositary Shares hereunder on the Closing Date and the aggregate number of shares of Depositary Shares that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Depositary Shares to be purchased by the Underwriters on the Closing Date, the Representatives may make arrangements satisfactory to the Company for the purchase of such Depositary Shares by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Depositary Shares that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of shares of Depositary Shares that such defaulting Underwriter or Underwriters agreed but failed to purchase exceeds 10% of the aggregate number of shares of Depositary Shares to be purchased on the Closing Date and arrangements satisfactory to the Representatives and the Company for the purchase of such Depositary Shares by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 10. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10.    Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Depositary Shares. If for any reason the purchase of the Depositary Shares by the Underwriters is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by the Company pursuant to Section 5 and the obligations of the Company and the Underwriters pursuant to Section 8 shall remain in effect, and, if any Depositary Shares have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect. If the purchase of the Depositary Shares by the Underwriters is not consummated for any reason other than solely because of the occurrence of any event, or any combination of events, specified in clause (iii), (iv), (v), (vi), (vii), (viii) or (ix) of Section 7(c), the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Depositary Shares.

11.    Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representatives, (i) c/o Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, NC 28202, Attention: Transaction Management, Fax: 704-410-0326, (ii) c/o BofA Securities, Inc., 50 Rockefeller Plaza, NY1-050-12-01, New York, NY 10020, Attention: High Grade Transaction Management/Legal, Fax: 646-855-5958, (iii) c/o Morgan Stanley & Co. LLC, 1585 Broadway, 29th Floor, New York, NY 10036, Attention: Investment Banking Division, Fax: 212-507-8999, (iv) c/o UBS Securities LLC, 1285 Avenue of the Americas, New York, New York 10019, Attention: Fixed Income Syndicate, Fax: 203-719-0495 and (v) c/o J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York, 10179, Attention: Investment Grade Syndicate Desk, Fax: 212-834-6081; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

12.    No Fiduciary Duty. The Company acknowledges and agrees that in connection with this offering, sale of the Securities or any other services the Underwriters may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Underwriters: (i) no fiduciary or agency relationship between the Company and any other person, on the one hand, and the Underwriters, on the other, exists; (ii) the Underwriters are not acting as advisors, expert or otherwise, to the Company, including, without limitation, with respect to the determination of the public offering price of the Preference Shares, and such relationship between the Company, on the one hand, and the Underwriters, on the other, is entirely and solely commercial, based on arms-length negotiations; (iii) any duties and obligations that the Underwriters may have to the Company shall be limited to those duties and obligations specifically stated herein; and (iv) the Underwriters and their respective affiliates may have interests that differ from those of the Company. The Company hereby waives any claims that the Company may have against the Underwriters with respect to any breach of fiduciary duty in connection with the offering.

13.    Representation. The Representatives will act for the Underwriters in connection with the transactions contemplated hereby, and any action under this Agreement taken jointly by the Representatives will be binding upon all Underwriters.

14.    Research Analyst Independence. The Company acknowledges that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company and/or the offering that differ from the views of their respective investment banking divisions. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by such Underwriters’ investment banking divisions. The Company acknowledges that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.

15.    USA Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

16.    Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective personal representatives (in the case of a natural person) and successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder. No purchaser of any of the Depositary Shares from any Underwriter shall be deemed a successor or assign merely because of such purchase.

17.    Recognition of the U.S. Special Resolution Regimes.

(a)    In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)    In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 17:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

18.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

19.    Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

20.    Waiver of Jury Trial. Each of the parties hereto hereby waives any right to trial by jury in any suit or proceeding arising out of or relating to this Agreement.

The Company irrevocably (i) agrees that any legal suit, action or proceeding against the Company arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any state or federal court located in the Borough of Manhattan, The City of New York, New York (each a “New York Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the non-exclusive jurisdiction of such New York Court in any such suit, action or proceeding. The Company has appointed National Registered Agents, Inc., 28 Liberty Street, New York, NY 10005, as its authorized agent (the “Company’s Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Agreement or the transactions contemplated hereby which may be instituted in any New York Court, expressly consents to the jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable. The Company represents and warrants that the Company’s Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments which may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Company’s Authorized Agent and written notice of such service to the Company shall be deemed, in every respect, effective service of process upon the Company.

In respect of any judgment or order given or made for any amount due hereunder that is expressed and paid in a currency (the “judgment currency”) other than United States dollars, the party against whom such judgment or order has been given or made will indemnify each party in whose favor such judgment or order has been given or made (the “Indemnitee”) against any loss incurred by the Indemnitee as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange at which the Indemnitee is able to purchase United States dollars with the amount of judgment currency actually received by the Indemnitee. The foregoing indemnity shall constitute a separate and independent obligation of each of the Company and the Underwriters and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into United States dollars.

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Company and the Underwriters in accordance with its terms.

Very truly yours,

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

By	/s/ Craig Comeaux
Name:	Craig Comeaux
Title:	Vice President, Secretary and Corporate Counsel

[Signature Page to Underwriting Agreement]

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

WELLS FARGO SECURITIES, LLC

BOFA SECURITIES, INC.

MORGAN STANLEY & CO. LLC

UBS SECURITIES LLC

J.P. MORGAN SECURITIES LLC

For themselves and as Representatives of the Several Underwriters named in Schedule 1 hereto

By WELLS FARGO SECURITIES, LLC

By	/s/ Carolyn Hurley
Name:	Carolyn Hurley
Title:	Director

By BOFA SECURITIES, INC.

By	/s/ Randolph B. Randolph
Name:	Randolph B. Randolph
Title:	Managing Director

By MORGAN STANLEY & CO. LLC

By	/s/ Ian Drewe
Name:	Ian Drewe
Title:	Executive Director

[Signature Page to Underwriting Agreement]

By UBS SECURITIES LLC

By	/s/ Abzal Ayubeally
Name:	Abzal Ayubeally
Title:	Managing Director

By	/s/ Ahmet Yetis
Name:	Ahmet Yetis
Title:	Executive Director

By J.P. MORGAN SECURITIES LLC

By	/s/ Robert Bottamedi
Name:	Robert Bottamedi
Title:	Executive Director

[Signature Page to Underwriting Agreement]

SCHEDULE 1

Schedule of Underwriters

Underwriter	Number of Depositary Shares to be Purchased
Wells Fargo Securities, LLC	1,275,000
BofA Securities, Inc.	1,275,000
Morgan Stanley & Co. LLC	1,275,000
UBS Securities LLC	1,275,000
J.P. Morgan Securities LLC	637,500
Raymond James & Associates, Inc.	262,500

Total	6,000,000

SCHEDULE 2

Filed Pursuant to Rule 433

Dated July 7, 2020

Registration Statement on Form S-3 (No. 333-227478)

Relating to the

Preliminary Prospectus Supplement dated July 7, 2020

to the Prospectus dated September 21, 2018

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

6,000,000 DEPOSITARY SHARES,

EACH REPRESENTING A 1/1,000TH INTEREST IN A SHARE OF

7.00% RESETTABLE FIXED RATE PREFERENCE SHARES

PRICING TERM SHEET

This communication should be read in conjunction with the preliminary prospectus supplement dated July 7, 2020 and the accompanying prospectus dated September 21, 2018.

Issuer:	Argo Group International Holdings, Ltd., an exempted company organized under the laws of Bermuda. (the “Issuer”)

Security Type:	Depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of 7.00% Resettable Fixed Rate Preference Shares, Series A, $1.00 par value per share (the “Preference Shares”)

Amount:	6,000,000 Depositary Shares

Liquidation Preference:	$25,000 per Preference Share (equivalent of $25 per Depositary Share)

Legal Format:	SEC Registered

Dividend Rate:

From and including the Settlement Date to, but excluding, the First Reset Date, 7.00% of the liquidation preference per annum (equivalent to $1.750 per Preference Share and $1.75 per depositary share per annum), payable on a non-cumulative basis with respect to each dividend period only when, as and if declared by the Issuer’s board of directors or a duly authorized committee thereof.

From and including the First Reset Date, dividends will be payable on a non-cumulative basis, with respect to each dividend period, only when, as and if declared by the Issuer’s board of directors or a duly authorized committee thereof, during each Reset Period, at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent dividend determination date (as described in the preliminary prospectus supplement) plus 6.712% of the liquidation preference per annum.

Dividend Payment Dates:	March 15, June 15, September 15 and December 15

First Dividend Payment Date:	September 15, 2020

First Reset Date	September 15, 2025

Reset Dates	The First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date.

Reset Period	In respect of the first reset period, the period from, and including, the First Reset Date to, but excluding, the next following Reset Date; thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.

Term:	Perpetual

Optional Redemption:

The Preference Shares are redeemable for cash at our option in whole or in part, from time to time, on or after the First Reset Date at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), and provide for dividends in an amount equal to any declared but unpaid dividends and the portion of the quarterly dividend per share attributable to the then-current dividend period that has not been declared and paid to, but excluding, the redemption date.

In addition:

•  we will have the option to redeem all (but not less than all) of the Preference Shares, at any time outside of a par call period, upon the sending of notice to the common shareholders of a proposal for an amalgamation or any proposal for any other matter that requires, as a result of any changes in Bermuda law after the date of this prospectus supplement, an affirmative vote for its validation or effectuation of the holders of the Preference Shares at the time outstanding, whether voting as a separate series or together with any other series of Preference Shares as a single class, at a redemption price of $26,000 per Preference Share (equivalent to $26 per depositary share); provided that no such redemption may occur prior to the First Reset Date unless one of the redemption requirements is satisfied;

•  we will have the option to redeem all (but not less than all) of the Preference Shares, at a redemption price of $25,000 per share (equivalent to $25 per depositary share), if as a result of a “change in tax law” (as defined herein) there is, in our reasonable determination, a substantial probability that we or any successor company would become obligated to pay any additional amounts on the next succeeding dividend payment date with respect to the Preference Shares and the payment of those additional amounts cannot be avoided by the use of any reasonable measures available to us or any successor company; provided that no such redemption may occur prior to the First Reset Date unless one of the redemption requirements is satisfied;

•  we will have the option to redeem all (but not less than all) of the Preference Shares, at a redemption price of $25,000 per share (equivalent to $25 per depositary share), at any time within 90 days following the occurrence of the date on which we have reasonably determined that a “capital disqualification event” has occurred as a result of any amendment or proposed amendment to, or change or proposed change in, the laws or regulations of the jurisdiction of our “Applicable Supervisor” (as described in the preliminary prospectus supplement) that is enacted or becomes effective after the initial issuance of the Preference Shares or any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the Preference Shares; provided that no such redemption may occur prior to the First Reset Date unless one of the redemption requirements is satisfied; and

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•  we will have the option to redeem all (but not less than all) of the Preference Shares, at a redemption price of $25,500 per share (equivalent to $25.50 per depositary share) within 90 days of the occurrence of a “rating agency event”; provided that no such redemption may occur prior to the First Reset Date unless one of the redemption requirements is satisfied.

Any such redemption will require us to provide not less than 30 days’ nor more than 60 days’ prior written notice. Upon any such redemption, the redemption price will also include dividends in an amount equal to any declared but unpaid dividends and the portion of the quarterly dividend per share attributable to the then-current dividend period that has not been declared and paid to, but excluding, the redemption date.

If the Preference Shares are redeemed, in whole or in part, a corresponding number of depositary shares will be redeemed with the proceeds received by the Depositary from the redemption of the Preference Shares held by the Depositary. The redemption price per depositary share will be equal to 1/1000th of the redemption price per Preference Share.

Trade Date:	July 7, 2020

Settlement Date (T+2):	July 9, 2020.

Listing:	The Issuer intends to apply to list the Depositary Shares on the NYSE under the symbol “ARGOPrA.” If the application is approved, the Issuer expects trading to commence within 30 days after the Settlement Date.

Public Offering Price:	$25 per Depositary Share

Underwriting Discount:	$0.7875 per Depositary Share (retail), $4,658,850 total / $0.50 per Depositary Share (institutional), $42,000 total

Estimated Net Proceeds to Issuer, After Deducting Underwriting Discount and Before Offering Expenses:	$145,299,150

CUSIP/ISIN:	040128 209 / US0401282092

Joint Book-Running Managers:	Wells Fargo Securities, LLC BofA Securities, Inc. Morgan Stanley & Co. LLC UBS Securities LLC J.P. Morgan Securities LLC

Co-Manager:	Raymond James & Associates, Inc.

*

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time and should be evaluated independently of any other rating.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and accompanying prospectus if you

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request them by contacting Wells Fargo Securities, LLC, toll-free at 1-800-645-3751; BofA Securities, Inc., toll-free at 1-800-294-1322; Morgan Stanley & Co. LLC, toll-free at 1-866-718-1649; UBS Securities LLC, toll-free at 1-888-827-7275; or J.P. Morgan Securities LLC at 1-212-834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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SCHEDULE 3

1.	The launch announcement containing preliminary terms made available to certain prospective investors through the Bloomberg Screen system on July 7, 2020.